Exhibit 4.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of September 16, 2019 (the “Effective Date”), by and among DMBGroup, LLC (“Seller”), Landstar, Inc. (“Buyer”), and Billy Whittington, Deidre Whittington and Michelle Marost (each of Billy Whittington, Deidre Whittington and Michelle Marost are referred to herein as a “Member” and collectively the “Members”). The Members, collectively with Seller and Buyer, are sometimes referred to herein as the “Parties”, and each, a “Party”.

WITNESSETH:

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and accept from Seller certain assets and property used in the operation of Seller’s business on the terms and conditions hereinafter set forth.

WHEREAS, as a condition and material inducement to Buyer’s willingness to enter into this Agreement and consummate the transactions contemplated by this Agreement, the Members have agreed to (i) be a party to this Agreement, (ii) make certain representations and warranties set forth herein, and (iii) be bound by certain covenants and obligations set forth herein (including the restrictive covenants set forth in ARTICLE V and the indemnification obligations set forth in ARTICLE IX).

NOW, THEREFORE, in consideration of the respective covenants and agreements herein contained, the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to the other terms defined in this Agreement, the following terms for purposes of this Agreement have the meanings hereinafter specified:

(a) “Accounts Receivable” means all receivables (including, without limitation, accounts receivable, loans receivable and customer advances) arising from or related to the Business.

(b) “Action” has the meaning set forth in Section 7.1(j).

(c) “Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(d) “Agreement” has the meaning set forth in the preamble.

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(e) “Assignment and Assumption Agreement” means the document attached to this Agreement as Exhibit “C” entitled “Assignment and Assumption Agreement”.

(f) “Assumed Contracts” has the meaning set forth in Section 2.1(c).

(g) “Assumed Liabilities” has the meaning set forth in Section 2.3.

(h) “Bill of Sale” means the document attached to this Agreement as Exhibit “B” entitled as “Bill of Sale”.

(i) “Books and Records” has the meaning set forth in Section 2.1(e).

(j) “Business” means the secure managed file transfer software business operated by Seller.

(k) “Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in the State of North Carolina.

(l) “Buyer” has the meaning set forth in the preamble.

(m) “Cash Portion” has the meaning set forth in Section 3.1.

(n) “Closing” has the meaning set forth in Section 6.1.

(o) “Closing Date” has the meaning set forth in Section 6.1.

(p) “Closing Lock-Up Value” has the meaning set forth in Section 8.5.

(q) “Closing Statement” means a memorandum directing disbursement of a portion of the Purchase Price in accordance with this Agreement, duly executed by Seller and Buyer.

(r) “Collection Period” has the meaning set forth in Section 3.3(a).

(s) “Compete” has the meaning set forth in Section 5.1.

(t) “Confidential Information” means information concerning the Business or affairs of Seller, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, manufacturing and production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property Rights, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the Business, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for Seller containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by Seller.

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(u) “Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement, whether written or oral or whether express or implied, together with all amendments and other modifications thereto.

(v) “Effective Date” has the meaning set forth in the preamble.

(w) “Employee Benefit Plan” means any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, 401(k) pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b)(l) of ERISA, for the benefit of any employee of Seller, whether formal or informal and whether legally binding or not.

(x) “Excluded Assets” has the meaning set forth in Section 2.2.

(y) “Excluded Liabilities” has the meaning set forth in Section 2.4.

(z) “Financial Statements” has the meaning set forth in Section 7.1(d)(i).

(aa) “Goodwill” has the meaning set forth in Section 2.1(i).

(bb) “Intellectual Property Rights” means all rights, title, and interest in and to the following, in each case, whether owned by, issued to, used by or licensed to Seller (whether pursuant to a written license or not), related to or used or held for use in connection with the DataExpress product only: (i) registered and unregistered trademarks, service marks, trade dress, logos, slogans, brands, corporate names, trade names and any other indicia of origin, including the registrations and pending applications therefor, and all goodwill associated therewith; (ii) registered and unregistered copyrights and works of authorship, and all registrations and applications for registration of copyrights; (iii) computer software, including electronic and hard copies of any custom software programs, data, databases, and all related underlying software and documentation; (iv) internet domain names, URL registrations, and related emails, websites and related code, graphics, assets and other properties related thereto as well as all rights associated therewith and corresponding email addresses; (v) accounts, directories, and memberships (whether online, by phone, or by paper) including, but not limited to, all social media accounts and handles; and (vi) trade secrets, Confidential Information, and other proprietary data and information (including, without limitation, compilations of data and whether or not copyrighted or copyrightable), ideas, know-how (including, without limitation, all manufacturing techniques and steps related to and otherwise sufficient to manufacture the products and provide the services of the Business), marketing, information, financial and accounting data, recipes, business and marketing plans, customer and supplier lists and related information; provided, however, that the use of the corporate name of DMBGroup and the internet domain name of www.dmbgroup.com shall not be included as an Intellectual Property Right.

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(cc) “Knowledge of Seller” or any other similar knowledge qualification, means the actual or constructive knowledge of the Members, after due inquiry.

(dd) “Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

(ee) “Liens” has the meaning set forth in Section 2.1.

(ff) “Lock-Up Period” has the meaning set forth in Section 3.1(c).

(gg) “Member” and “Members” have the meaning set forth in the preamble.

(hh) “Member Loans” means the amount of loans from the Members to Seller in the aggregate amount of $97,689.

(ii) “Note” means the document attached to this Agreement as Exhibit “A” entitled “Promissory Note”.

(jj) “Party” and “Parties” have the meaning set forth in the preamble.

(kk) “Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, governmental body or other entity.

(ll) “Prevailing Party” means that Party who, in light of the issues litigated and the court’s decision on those issues, was determined by the court to be more successful in the action, but need not be the Party who actually received a judgment.

(mm) “Purchase Price” has the meaning set forth in Section 3.1.

(nn) “Purchased Assets” has the meaning set forth in Section 2.1.

(oo) “Restraint Period” has the meaning set forth in Section 5.1.

(pp) “Retained Accounts Receivable” means all Accounts Receivable, but not including the Transferred AR.

(qq) “Seller” has the meaning set forth in the preamble.

(rr) “Territory” has the meaning set forth in Section 5.1.

(ss) “Transfer Taxes” has the meaning set forth in Section 10.3.

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(tt) “Transferred AR” means that certain Accounts Receivable due from Visa in the amount of Four Hundred Forty-Seven Thousand Five Hundred Seven and NO/100s Dollars ($447,507.00).

(uu) “Transferred AR Payment” has the meaning set forth in Section 3.3(e).

(vv) “Transferred Cash” has the meaning set forth in Section 2.1(g).

(ww) “Transferred Equipment” has the meaning set forth in Section 2.1(g).

(xx) “Transferred Landstar Shares” has the meaning set forth in Section 3.1.

(yy) “Unsatisfied Prepaid Services” means obligations, responsibilities and Liabilities, which are created through the prepayment of services collected by Seller on or before Closing under any Assumed Contract, that are related to the servicing of any of Seller’s clients and customers not yet provided by Seller before Closing.

(zz) “Valuation Date” has the meaning set forth in Section 8.5.

(aaa) “Valuation Date Stock Price” has the meaning set forth in Section 8.5.

(bbb) “Visa AP” means the accounts payable of Seller that is due and payable to Comforte that is related to the revenue on the Transferred AR in the amount of Twenty Thousand Two Hundred Ninety-Seven and NO/100s Dollars ($20,297.00).

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets. In accordance with the provisions of this Agreement, at Closing Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Liens”), all of Seller’s right, title and interest in and to all of the following assets (other than the Excluded Assets) that are used primarily in the operation of the Business (collectively, the “Purchased Assets”):

(a) the Transferred AR;

(b) all Intellectual Property Rights, to the extent such rights and interests are assignable by Seller to Buyer under applicable law and the terms and provisions of any agreements governing the Intellectual Property Rights;

(c) Seller’s rights and interests under all Contracts with customers of the Business, both written or oral, to the extent such rights and interests are assignable by Seller to Buyer under applicable law and the terms and provisions of any such Contracts (the “Assumed Contracts”);

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(d) all rights under any warranties and indemnification obligations (whether implied or express) received from suppliers related to the Business;

(e) all business, employee and financial records, books, ledgers, files, correspondence, documents, lists, studies and reports, including customer lists, customer invoices, customer delivery receipts, supplier lists and equipment repair, maintenance, service, personnel, payroll, employee benefit, quality control and insurance records related to the operations of the Business during the two (2) year period immediately preceding the Closing Date, whether written, electronically stored or otherwise recorded (the “Books and Records”);

(f) Seller’s rights and interests under all non-solicitation agreements and non-competition agreements executed by persons employed by Seller in connection with the operation of the Business, to the extent such rights and interests are assignable by Seller to Buyer under applicable law and the terms and provisions of such agreements;

(g) cash in the amount of Eighty-One Thousand and NO/100s Dollars ($81,000.00) (the “Transferred Cash”);

(h) furniture, fixtures and equipment specified on Schedule 2.1(h) (the “Transferred Equipment”); and

(i) the goodwill of Seller and each Member associated with the Purchased Assets (the “Goodwill”).

Section 2.2 Excluded Assets. Seller will retain ownership of the following assets of Seller and/or the Business (the “Excluded Assets”):

(a) cash, cash equivalents and cash on hand, except for the Transferred Cash;

(b) tangible personal property;

(c) all Retained Accounts Receivable;

(d) exclusive rights to the use of the name DMBGroup;

(e) exclusive rights to the internet domain name www.dmbgroup.com;

(f) lease to the Seller’s current facility;

(g) except for the Transferred Equipment, all furniture, furnishing and equipment, including without limitation all computer and electronic equipment in the Members’ respective offices;

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(h) all of Seller’s assets not included in the Purchased Assets; and

(i) all of Seller’s bank and credit card accounts, including, without limitation, Seller’s checking account.

Section 2.3 Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to discharge all of the following duties and obligations of the Seller (collectively, the “Assumed Liabilities”): (i) Seller’s duties and obligations to be performed after the Closing under the Assumed Contracts and/or the Purchased Assets, including without limitation obligations related to the servicing of the clients and customers that are part of the Assumed Contracts and/or the Purchased Assets; (ii) the Unsatisfied Prepaid Services; (iii) Member Loans (to be paid pursuant to Section 2.5); and (iv) Visa AP. Unless otherwise specified in this Agreement, the Assumed Liabilities will not include, and Buyer shall not assume, any of Seller’s obligations, commitments or Liabilities arising from or related to any default, breach or violation of any such Assumed Contract due to activities or events occurring on or prior to the Closing, including any default or breach by Seller of any representation, warranty, covenant, agreement or obligation pursuant to any Assumed Contracts, except that any such obligation, commitment or Liability related to any Unsatisfied Prepaid Services shall be considered a part of the Assumed Liabilities. Other than the Assumed Liabilities, Buyer shall not assume any Liabilities of Seller as of the Closing Date.

Section 2.4 Excluded Liabilities. All of Seller’s Liabilities, other than the Assumed Liabilities, as of the Closing Date (the “Excluded Liabilities”) will remain the sole responsibility of and will be retained, paid, performed and discharged as and when due by Seller.

Section 2.5 Payment of Member Loans. Pursuant to Section 2.3, the Member Loans constitute a portion of the Assumed Liabilities. Buyer agrees to pay Seller the amount of the Member Loans upon the earliest of the following to occur:

(a) the date Buyer completes and collects sales revenues from the CPU upgrades to Visa (anticipated to be completed on or before December 31, 2019);

(b) the date Buyer completes and collects sales revenues from Evertec for new licenses; or

(c) December 31, 2020.

ARTICLE III

PURCHASE PRICE

Section 3.1 Purchase Price; Lockup. The purchase price shall be Two Million Seven Hundred Thousand and NO/100s Dollars ($2,700,000.00) (the “Purchase Price”) payable by Buyer to Seller as follows: (i) Four Hundred Ten Thousand and NO/100s Dollars ($410,000.00) (the “Cash Portion”) pursuant to Section 3.3(e); (ii) promissory note in favor of the Seller with a principal amount of Nine Hundred Forty Thousand Dollars ($940,000) in the form of the Note; and (iii) delivery of 1,849,315,068 shares of Buyer’s common stock representing One Million Three Hundred Fifty Thousand Dollars ($1,350,000) (the “Transferred Landstar Shares”) as determined by the average closing share price of the common stock for the ten days immediately preceding the Closing.

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Each Member and the Seller agrees with the Buyer that, during the period beginning on the Closing Date through and including the date that is the three hundred sixty fifth (365th) day after the Closing Date (the “Lock-Up Period”), they will not, without the prior written consent of the Buyer, directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, any shares of Buyer common stock (including, without limitation, common stock which may be deemed to be beneficially owned by them in accordance with the rules and regulations promulgated under the Securities Act of 1933, as the same may be amended or supplemented from time to time (such shares, the “Beneficially Owned Shares”)) or securities convertible into or exercisable or exchangeable for Common Stock, (ii) enter into any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of the Beneficially Owned Shares or securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the holder has or hereafter acquires the power of disposition, or (iii) engage in any short selling of the common stock or securities convertible into or exercisable or exchangeable for Buyer’s common stock. Notwithstanding any provision in this Agreement, including without limitation any provision in this Article III, or any provision in the Note, to the contrary, no provision in this Agreement or the Note shall be construed to prohibit any of the following: (y) Seller (as Payee) from exercising any rights in the Note to convert payments due to Seller into Buyer’s stock; or (z) Seller from transferring any stock in the Buyer from Seller to any Member or to any heir or family member of any Member.

Section 3.2 Allocation of Purchase Price. The Purchase Price shall be allocated as follows: (i) $2,500.00 to Seller’s non-compete; (ii) $2,500.00 to the Members’ non-compete; (iii) $410,000.00 to the Transferred AR; (iv) $1,142,500 to the Intellectual Property Rights; and (v) the remaining $1,142,500 of the Purchase Price to Goodwill. The Parties acknowledge that the value of the Transferred Equipment is zero. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

Section 3.3 Retained Accounts Receivable and Transferred AR Balances. The Parties acknowledge that the Assets being purchased in this Agreement include the Transferred AR, but do not include the Retained Accounts Receivable. The following provisions shall apply to the collection of Retained Accounts Receivable and Transferred AR balances:

(a) Collection. Buyer shall use all commercially reasonable efforts to collect all Retained Accounts Receivable balances for at least twelve (12) months after the Closing Date (the “Collection Period”).

(b) Remittance – Retained Accounts Receivable Balances. Buyer shall remit to Seller all amounts collected for any Retained Accounts Receivable account within ten (10) days following the date Buyer receives such payment. Unless otherwise specified in this Agreement, all payments to any accounts receivable for a particular customer shall first be applied to the oldest balance on such Accounts Receivable balance.

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(c) Remittance – Transferred AR Balances. If Seller receives any payments for balances included in the Transferred AR, then Seller shall remit to Buyer all such amounts collected within ten (10) days following the date Seller receives such payment.

(d) Turnover of Uncollected Accounts. Upon the expiration of the Collection Period, the Parties acknowledge that any uncollected Retained Accounts Receivable balances shall remain the property of the Seller and Seller retains the right to continue collection of such balances or dispose of such balances as Seller deems appropriate; except, however, at Buyer’s election, the Parties may agree for Buyer to continue such collections efforts on behalf of Seller.

(e) Payment of Transferred AR Payment and Visa AP; Cash Portion. The Parties acknowledge and anticipate that the amount of the Transferred AR, which is Four Hundred Forty-Seven Thousand Five Hundred Seven and NO/100s Dollars ($447,507.00) (the “Transferred AR Payment”), shall be received by Seller directly from Visa (the customer of the Transferred AR) as a direct payment into a bank account owned by Seller. Upon Seller’s collection of the full Transferred AR Payment, the amount of the Transferred AR Payment shall be considered payments as follows: (1) payment of the Cash Portion of the Purchase Price (which is $410,000.00); (2) payment to reduce the balance of the Member Loans, which is an Assumed Liability assumed by Buyer, in the amount of Seventeen Thousand Two Hundred Ten and NO/100s Dollars ($17,210.00); and (3) payment of the Visa AP (which is $20,297.00).

Section 3.4 Allocation of Income and Expense.

(a) If, on or after the Closing Date, Buyer makes any payment under any Assumed Contract for a liability that arises before the Closing Date and is not an Assumed Liability, or pays any other pre-closing operating expense of Seller that is not included as an Assumed Liability, then Seller agrees to reimburse Buyer, promptly after receipt of reasonably satisfactory supporting documentation, for such amount. Notwithstanding any provision in this Agreement to the contrary, Seller shall not be obligated to reimburse Buyer pursuant to the provisions of this paragraph for payment of any Unsatisfied Prepaid Service.

(b) If Seller, on or after the Closing Date, makes any payment for any liability that arises on or after the Closing Date, makes any payment for any Assumed Liability (including without limitation any Unsatisfied Prepaid Service), or makes payment for any other post-closing operating expense of Buyer, then Buyer agrees to reimburse Seller, promptly after receipt of reasonably satisfactory supporting documentation, for such amount.

Section 3.5 Payment of Cash Portion. Buyer shall pay the Cash Portion to Seller pursuant to the provisions of Section 3.3(e) and this Section 3.5. If Visa pays the Transferred AR Payment directly to Buyer, then Buyer shall pay the Cash Portion to Seller within ten (10) days following Buyer’s receipt of the Transferred AR Payment, and Buyer shall be responsible to pay the Visa AP directly to Comforte. If Visa fails to pay the Transferred AR Payment to Buyer or Seller on or before October 31, 2019, then Buyer shall pay the Cash Portion directly to Seller on or before October 31, 2019, and Buyer shall be responsible to pay the Visa AP directly to Comforte.

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ARTICLE IV

CONDITIONS TO CLOSING

Section 4.1 Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or Seller’s written waiver, at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of Buyer contained in Section 7.2, shall have been true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby;

(b) Buyer shall have duly performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder; and

(c) Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the other agreements, instruments and documents required to be delivered at the Closing and such other deliveries of Buyer as set forth in Section 6.3.

(d) Buyer shall have offered employment packages to each Member for employment with Buyer upon terms and conditions mutually acceptable to Buyer and each Member.

Section 4.2 Conditions to Buyer’s Obligation. Buyer’s obligation to consummate this transaction is subject to the satisfaction, or Buyer’s written waiver, at or prior to Closing or at such other time as specified below of each of the following conditions:

(a) Completion of Buyer’s due diligence investigation of Seller with results satisfactory to Buyer in its sole discretion;

(b) The representations and warranties of Seller contained in Section 7.1 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect;

(c) Tax returns of Seller for the calendar years 2016, 2017 and 2018 shall have been true, correct and all in all material respects when made, and shall be true and correct in all material respects on the Closing Date;

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(d) Seller shall have duly performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement prior to or as of Closing; and

(e) Seller shall have delivered to Buyer duly executed counterparts to the other agreements, instruments and documents required to be delivered at the Closing and such other deliveries set forth in Section 6.2.

ARTICLE V

RESTRICTIVE COVENANTS

Section 5.1 Noncompetition. Recognizing Buyer’s need to protect the Goodwill of the Business being purchased and to induce Buyer to purchase the Business and the Purchased Assets, each of Seller and the Members covenants and agrees with Buyer that, if the transactions contemplated by this Agreement are closed, Seller and each Member will not directly or indirectly (including through an Affiliate of Seller) and shall cause its, his or her Affiliates, to not, during the Restraint Period (as defined below):

(a) within the Territory (as defined below), compete with Buyer with respect to the Business as presently or previously conducted by Seller or Buyer; provided, that, Seller and the Members shall not be deemed in breach of this Section 5.1 for its, his or her passive ownership of up to one percent (1.0%) of the equity securities of a publicly-traded company;

(b) solicit, divert, or take away or attempt to solicit, divert or take away from Buyer, for the benefit of any other Person in a manner that is detrimental to the Buyer, any customer of Buyer that was a customer of Seller as of the Closing Date or at any time within two (2) years prior to the Closing Date;

(c) solicit for hire (whether as an employee or independent contractor) any employee or independent contractor of the Business, or encourage any such employee or independent contractor to terminate his or her relationship with the Business;

(d) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Business to cease doing business with the Business, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Business (including making any negative statements or communications about Buyer or any of its Affiliates including Seller); or

(e) divert or attempt to divert any or all of Buyer’s or its Affiliates’ customers’ or suppliers’ business with such Person from such Person in violation of this Agreement or applicable law (including the violation of any trade secrets law).

As used herein the term “compete” shall include engaging in competition, whether by the sale of products or services offered by Seller as of the Closing Date, directly or indirectly, as a proprietor, principal, agent, representative, employee, consultant, partner, or equity holder. As used herein, the term “Territory” means the United States of America or, if that is too broad, the States of Texas and North Carolina. For the avoidance of doubt, the Parties hereby acknowledge and agree that Buyer has a substantial and legitimate business interest throughout the Territory. As used herein, the term “Restraint Period” means the period of three (3) years following the Closing Date.

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Section 5.2 Confidential Information. Recognizing Buyer’s need to protect the Goodwill of the Business being purchased and to induce Buyer to purchase the Business and the Purchased Assets, each of Seller and the Members covenants and agrees with Buyer that, if the transactions contemplated by this Agreement are closed, neither Seller nor the Members will disclose or use or otherwise exploit for Seller’s or Members’ own benefit, for the benefit of any other Person, or for the benefit of any competitor of Seller, or to harm or damage Buyer or the Business, any Confidential Information. The covenant contained in this Section 5.2 shall survive for a period of five (5) years following the Closing Date; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, the obligations of confidentiality and nondisclosure as set forth in this Section 5.2 shall continue to survive after said five-year period to the greatest extent permitted by applicable law. The rights of Buyer contained in this Section 5.2 are in addition to those rights Buyer has under the common law or applicable statutes for the protection of trade secrets.

Section 5.3 Assistance in Transferring Members’ Goodwill. Following the Closing Date, the Members shall provide reasonable assistance to Buyer upon Buyer’s reasonable written request, in such a manner and upon such times and at such locations as the Members shall approve or determine in their reasonable discretion, in order to effect the transfer of any portion of the Goodwill associated with each Member to Buyer.

Section 5.4 Remedies. Seller acknowledges that irreparable loss and injury would result to Buyer or Seller upon any breach of any of the covenants contained in Section 5.1 or Section 5.2 and that damages arising out of such breach would be difficult to ascertain. Seller agrees that, in addition to all the remedies provided at law or at equity Buyer may petition and seek from a court of law or equity, without bond, both temporary and permanent injunctive relief to prevent a breach by Seller of any such covenant.

Section 5.5 Reformation. If any court determines that any one or more of the restrictive covenants contained in Section 5.1 or Section 5.2 or any part thereof, is unenforceable because of the duration of such provision or the territory covered thereby, such court shall have the power to reduce the duration or territory of such provisions, and, in its reduced form, such provisions shall then be enforceable and shall be enforced.

Section 5.6 Independence. The covenants of Seller contained in this ARTICLE V shall each be construed as agreements independent of each other and of any other provision in this Agreement and the unenforceability of one shall not affect the remaining covenants.

Section 5.7 Reasonable Restraint. It is agreed by the Parties that the covenants of Seller contained in this ARTICLE V are necessary for the legitimate business interests of Buyer and impose a reasonable restraint on Seller in light of the activities and Business of Buyer on the Effective Date.

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ARTICLE VI

CLOSING

Section 6.1 Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than the Effective Date, or such other date mutually agreed to in writing by the Parties (the “Closing Date”). The Closing shall be handled primarily by the exchange of scanned signature pages, wire transfer of funds, and communications via telephone, email, fax and other mutually acceptable means of telecommunication, or in such other manner and such place as the Parties may agree.

Section 6.2 Items Delivered by Seller. At the Closing (unless otherwise stated), Seller shall execute, acknowledge (where appropriate) and deliver to Buyer the following:

(a) Payment of the Transferred Cash to Buyer;

(b) The Bill of Sale duly executed by Seller, transferring the Purchased Assets to Buyer;

(c) The Assignment and Assumption Agreement duly executed by Seller;

(d) A good standing certificate from the taxing authorities in the jurisdictions that impose taxes on Seller or where Seller has a duty to file tax returns in connection with the transactions contemplated by this Agreement and evidence that the Seller is in good standing in those jurisdictions;

(e) A certificate of the secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the Members of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(f) The domain transfer authorization codes from the registrar(s) for the all websites owned by Seller, except for www.dmbgroup.com; and

(g) Such other appropriate instruments of transfer as Buyer may reasonably request in connection with the transfer to Buyer of the Purchased Assets intended to be conveyed to it hereby.

Section 6.3 Items Delivered by Buyer. At the Closing, Buyer shall duly execute, acknowledge (where appropriate) and deliver to Seller:

(a) The Transferred Landstar Shares;

(b) The Note duly executed by Buyer;

(c) The Assignment and Assumption Agreement duly executed by Buyer;

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(d) The resolutions of Buyer’s board of directors, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

(e) Such other appropriate instruments as Seller may reasonably request in connection with the purchase by Buyer of the Purchased Assets and the transactions contemplated by this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1 Seller and Member Representations and Warranties. As of the Closing Date, Seller and each Member represents and warrants to Buyer as follows:

(a) Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect. The execution and delivery by Seller of this Agreement and the performance of its obligations hereunder have been duly authorized by any and all necessary corporate action, and upon execution and delivery by Seller, this Agreement shall constitute the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

(b) No Conflict. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with the articles of incorporation, bylaws or other organizational documents of Seller; (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (iii) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject, except as set forth on Schedule 7.1(b)(iii); or (iv) result in the creation or imposition of any Lien on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any Person in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

(c) Title to Purchased Assets; Condition of Assets. Seller has good and marketable title to the Purchased Assets free and clear of all Liens, creditor’s claims, encumbrances on title and third-party interests. The Purchased Assets in good condition and are adequate for the uses to which they are being put, and none of such Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. No Member owns, in their individual capacity, any of the Purchased Assets.

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(d) Financial Statements; Undisclosed Liabilities; Indebtedness.

(i) Seller has previously furnished to Buyer the following financial statements (collectively, the “Financial Statements”): the unaudited balance sheets, statements of income and cash flow of Seller for calendar years 2016, 2017 and 2018. The Financial Statements have been prepared in accordance with Seller’s historical practice, consistently applied, by Seller without modification of the accounting principles used in the preparation thereof through the periods covered thereby, fairly present the financial condition and results of operations of Seller for such periods, and are correct and complete.

(ii) The Books and Records are complete and correct in all material respects, form the basis for the Financial Statements, represent actual bona fide transactions to which Seller is a party, and reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of Seller. All computer-generated reports and other computer output included in the Books and Records are complete and correct in all material respects and were prepared in accordance with Seller’s historical business practices. Seller’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

(iii) As of the Closing Date, Seller has no Liabilities other than: (i) Liabilities disclosed on the Financial Statements; (ii) accounts payable and accrued expenses incurred after the date of the Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of law); and (iii) the Unsatisfied Prepaid Services.

(e) Absence of Changes. Since March 31, 2019:

(i) Seller has not sold, leased, transferred or assigned any asset, other than for fair consideration in the ordinary course of business;

(ii) Seller has not (1) conducted its Business outside the ordinary course of business consistent with past practices, (2) made any loan to, or entered into any other transaction with, any of its directors, officers or employees, except as set forth on Schedule 7.1(e)(ii)(2), (3) entered into any employment Contract or modified the terms of any existing employment Contract, except as set forth on Schedule 7.1(e)(ii)(3), (4) granted any increase in the base compensation of any of its directors, officers or employees other than in the ordinary course of business consistent with past practices, except as set forth on Schedule 7.1(e)(ii)(4), or (5) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its directors, officers or employees;

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(iii) to the Knowledge of Seller, there has not been (1) any loss of any material distribution channel, sales location, other material customer or other material supplier, or material source of supply of inventory, utilities or contract services or the receipt of any oral or written notice that such a loss may be pending or that there may be a material change in the relationship between Seller and any of the foregoing, (2) any occurrence, event or incident related to Seller outside of the ordinary course of business, except as set forth on Schedule 7.1(e)(iii)(2), or (3) any material adverse change in the Business, operations, properties, prospects, assets, Liabilities or condition (financial or otherwise) of Seller and no event has occurred or circumstance exists that may result in any such material adverse change, except as set forth on Schedule 7.1(e)(iii)(3); and

(iv) Seller has not agreed or committed to any of the foregoing.

(f) Transferred AR. All Transferred AR that are reflected on the balance sheets or the accounting records of Seller as of the Closing Date represent valid obligations arising from products actually sold or services actually performed by Seller in the ordinary course of business. To the Knowledge of Seller, there are no contests, claims or rights to set-off, other than returns in the ordinary course of business, under any Contracts with any obligors of any Transferred AR relating to the amount or validity of such Transferred AR which are material in the aggregate.

(g) Contracts. Seller has delivered to Buyer a correct and complete copy of each written Assumed Contract. Each Assumed Contract, is legal, valid, binding, enforceable, in full force and effect and to the Knowledge of Seller, will continue to be so on identical terms following the Closing Date. Each Assumed Contract, with respect to the other parties to such Assumed Contract is legal, valid, binding, enforceable, in full force and effect and to the Knowledge of Seller, will continue to be so on identical terms following the Closing Date. To the Knowledge of Seller, Seller is not in breach or default, and to the Knowledge of Seller, no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Assumed Contract. No other party is in breach or default, and no event has occurred or circumstance exists that with or without notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Assumed Contract. No party to any Assumed Contract has repudiated any provision of any Assumed Contract.

(h) Customers and Suppliers. Except as set forth on Schedule 7.1(h), since December 31, 2018, no customer or supplier of Seller has notified Seller orally or in writing of a likely decrease in the volume of purchases from or sales to Seller, or a decrease in the price that any such customer is willing to pay for products or services of Seller, or an increase in the price that any such supplier will charge for products or services sold to Seller, or of the bankruptcy or liquidation of any such customer or supplier.

(i) Product and Service Warranties. Each product manufactured, sold, leased or delivered and each service provided by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties. Seller does not have any Liability (and to the Knowledge of Seller, there is no basis for any present or future proceeding against Seller that could give rise to any Liability) for replacement or repair of any such product or service or other damages in connection therewith. No product manufactured, sold, leased or delivered or any service provided by Seller is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale or lease. Seller does not have any Liability, and to the Knowledge of Seller, there is no basis for any present or future proceeding against Seller that could give rise to any Liability, arising out of any injury to any individual or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered or any service provided by Seller.

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(j) Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to the Knowledge of Seller, threatened or anticipated against or by Seller or the Members (a) relating to or affecting Seller, the Members, Purchased Assets or the Business or any asset owned or used by Seller; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(k) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Members other than IAG, which will be paid pursuant to a separate written agreement between IAG and Seller.

Section 7.2 Buyer’s Representations and Warranties. As of the Effective Date and the Closing Date, Buyer represents and warrants as follows to Seller and the Members:

(a) Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, and is duly authorized to carry on its business as presently conducted by it. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly authorized by any and all necessary corporate action, and upon execution and delivery by Buyer, this Agreement shall constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

(b) No Conflict. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation, bylaws or other organizational documents of Buyer; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer; or (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any agreement or other instrument to which Buyer is a party. No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

(c) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer. Buyer agrees to indemnify and hold harmless Seller and the Members from any losses or liabilities that may arise as a result of any reasonable claims, demands or causes of action for any such fee or commission.

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(d) Legal Proceedings. There is no Action of any nature pending or, to the Knowledge of the Buyer, threatened or anticipated against or by Buyer which might prevent or challenge its ability to enter into this Agreement or consummate the transactions contemplated in this Agreement.

(e) Financial Capacity. Buyer is financially solvent, able to pay its debts as they mature and, Buyer has committed sources of capital sufficient to pay the Purchase Price when due and otherwise perform its obligations hereunder. To Buyer’s knowledge, there are no facts or circumstances in existence that could reasonably be expected to interfere with, delay or otherwise impede its ability to pay the Purchase Price, when due.

ARTICLE VIII

ADDITIONAL AGREEMENTS AND COVENANTS

Section 8.1 Employees. It is anticipated that Seller’s employees who desire to stay on post-Closing will have the opportunity to be employed by Buyer. However, Buyer expressly reserves the right to not offer continued employment to those individuals that Buyer reasonably decides to not retain.

Section 8.2 Public Announcement. The Parties agree that no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Parties (which consent may not be unreasonably withheld, conditioned or delayed), except for such release or announcement as may be required by law, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

Section 8.3 Payment of Excluded Liabilities. Seller will, and Members will cause Seller to, pay, perform and discharge the Excluded Liabilities as and when due.

Section 8.4 Further Cooperation After Closing. At the request of either Buyer or Seller at any time after the Closing Date, Buyer and Seller shall promptly execute or cause to be executed such documents as shall be reasonably required to effectuate the transfer of the Purchased Assets as contemplated by this Agreement. Such documents may include, without limitation, all those necessary to transfer in accordance with this Agreement all interests of any nature held by Seller in any of the Purchased Assets.

Section 8.5 Additional Transferred Landstar Shares. The Parties shall additionally determine the value of the Transferred Landstar Shares on the date that the Lock-Up Period expires (the “Valuation Date”). The value of the Transferred Landstar Shares as of the Valuation Date shall be determined by multiplying the closing share price for Buyer’s common stock on the Valuation Date (the “Valuation Date Stock Price”) by the number of common stock shares of Buyer that are included in the Transferred Landstar Shares paid to Seller at Closing (the “Closing Lock-Up Value”). If the Closing Lock-Up Value as of the Valuation Date is less than One Million Three Hundred Fifty Thousand Dollars ($1,350,000), then no later than five (5) business days after the Valuation Date, Buyer shall issue to Seller the additional number of shares of common stock of the Buyer (using the Valuation Date Stock Price) necessary so that the total value of the Transferred Landstar Shares as of the Valuation Date equals One Million Three Hundred Fifty Thousand Dollars ($1,350,000).

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ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements of the Parties contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months following the Closing Date. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in writing by notice from the Party seeking indemnification under this Agreement to a Party with indemnification obligations under this Agreement prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claim and any other claim(s) reasonably related thereto shall survive until finally resolved as long as such claim is diligently pursued by the Party asserting such claim.

Section 9.2 Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller, the Members, their Affiliates and respective officers, directors, employees and agents from and against any and all claims, judgments, damages, Liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from ore relating to:

(a) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder;

(c) any Assumed Liability; or

(d) any claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising after the Closing Date.

Seller shall give Buyer reasonably prompt written notice after Seller receives notice of any such matter; provided, however, that Seller’s failure or delay to give a reasonably prompt notice of any such matter shall not release, waive or otherwise affect Buyer’s indemnity obligations with respect to such matter except to the extent that actual loss or prejudice occurs as a result of such failure or delay.

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Section 9.3 Indemnification by Seller and the Members. Seller and each Member, jointly and severally, shall defend, indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors, employees and agents against and from any and all claims, judgments, damages, Liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, arising from or relating to:

(a) Any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any of the representations or warranties Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder;

(c) any Excluded Liability; or

(d) any claim based upon, resulting from or arising out of the Business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing or arising after the Closing Date, unless otherwise specified in this Agreement.

Buyer shall give Seller reasonably prompt written notice after Buyer receives notice of any such matter; provided, however, that Buyer’s failure or delay to give a reasonably prompt notice of any such matter shall not release, waive or otherwise affect Seller’s indemnity obligations with respect to such matter except to the extent that actual loss or prejudice occurs as a result of such failure or delay.

Section 9.4 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 9.5 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement, except that any the liability of the Party to be indemnified for such item shall be eliminated if such item is disclosed completely and accurately in the disclosure schedules to this Agreement.

Section 9.6 Cumulative Remedies. The rights and remedies provided in this ARTICLE IX are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

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ARTICLE X

MISCELLANEOUS

Section 10.1 Prevailing Party. In the event a Party institutes legal proceedings to enforce its rights under this Agreement, the Prevailing Party in any such proceeding shall be entitled to recover its reasonable attorney fees and court costs from the non-prevailing Party.

Section 10.2 Bulk Sales Laws. Each of Buyer and Seller hereby waives compliance by the other with the bulk sales law of any jurisdiction in connection with the transactions contemplated hereby.

Section 10.3 Transfer Taxes. All transfer, recording, documentary, sales, use, stamp, registration and other such Taxes and fees (including any related penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be timely paid by Seller when due, and Seller shall, at its sole expense, timely file all necessary tax returns and other documentation with respect to all such Transfer Taxes and fees, and, if required by applicable law, Buyer shall, and shall cause their respective Affiliates to, join in the execution of any such tax returns and other documentation.

Section 10.4 Transactional Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina regardless of conflict of laws principles.

Section 10.6 Time of the Essence. Time is of the essence with respect to this Agreement; provided, however, if any time period or deadline under this Agreement ends on a day other than a Business Day, then the time period shall be extended until the next Business Day.

Section 10.7 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person (including any employee of Seller) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any indemnified Party.

Section 10.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, among the Parties with respect to the subject matter of this Agreement (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes a complete and exclusive statement of the terms of the agreement among the Parties with respect to such subject matter.

Section 10.9 Severability. If any provision of this Agreement is declared void or unenforceable by a final judicial or administrative order, this Agreement shall continue in full force and effect, except that the void or unenforceable provision shall be deemed deleted and replaced with a provision as similar in terms to such void or unenforceable provision as may be possible and be valid and enforceable.

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Section 10.10 Binding Effect. All covenants, agreements, warranties and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

Section 10.11 Notices. Except as otherwise provided herein, all notices, demands or other communications required or permitted to be given hereunder shall be in writing, and any and all such items shall be deemed to have been duly given when delivered in person; or as of the third Business Day after mailing by U.S. mail, certified, return receipt requested, postage prepaid; or as of the immediately following Business Day after deposit with Federal Express or other similar overnight courier service; or if sent via email transmission to the address set forth below, on the day transmitted to the addressee if such day is a Business Day (as hereafter defined) and the notice is transmitted prior to 5:00 p.m. Eastern Time, or if transmitted after 5:00 p.m. Eastern Time on a Business Day, or if transmitted on a non-Business Day, such notice via facsimile shall be deemed effective on the next Business Day. All such notices shall be properly addressed as follows or to such other address or facsimile number that a Party may hereafter designate by sending written notice thereof pursuant to the terms of this section:

If to Seller or the Members:

Billy Whittington

811 Lake Haven Court

Highland Village, Texas 75077

With a copy (which shall not constitute notice) to:

Metcalf Adair Law Firm, PLLC

566 N. Kimball Ave., Suite 140

Southlake, Texas 76092

Attention: Lance Metcalf

Lance@LMRALaw.com

If to Buyer:

Landstar, Inc.

101 J Morris Commons Lane, Suite 105

Morrisville, NC 27560

Attention: Jason Remillard, CEO

Jason@data443.com

With a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

4140 Parklake Avenue, Second Floor

Raleigh, NC 27612

Attention: David Mannheim

David.Mannheim@NelsonMullins.com

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Section 10.12 Headings. The headings of paragraphs and sections of this Agreement are for purposes of convenience and reference and shall not be construed as modifying the paragraphs or sections in which they appear.

Section 10.13 Waiver. The failure or delay of any Party to insist upon compliance of any provision hereof will not operate as and is not to be construed as a waiver or amendment of the provisions or of the right of the aggrieved Party to insist upon compliance with such provision or to take remedial steps to recover damages or other relief for non-compliance. Any express waiver of a breach of any provision of this Agreement will not operate and is not to be construed as a waiver of any other or subsequent breach, irrespective of whether occurring under similar or dissimilar circumstances.

Section 10.14 Counterparts; Facsimiles. This Agreement may be executed in multiple counterparts, each of which shall serve as an original for all purposes, but all copies shall constitute but one and the same Agreement, binding on all Parties hereto, whether or not each counterpart is executed by all Parties hereto, so long as each Party hereto has executed one or more counterparts hereof. A signed counterpart of this Agreement faxed, or scanned and emailed, by a Party to another Party will constitute delivery by the sending Party to the recipient Party, may be treated by the recipient Party as an original, and will be admissible as evidence of such signed and delivered counterpart.

Section 10.15 Interpretation Presumption. The Parties agree that each has, by counsel or otherwise, actively participated in the finalization of this Agreement and, in the event of a dispute concerning the interpretation of this Agreement or any paragraph or other portion thereof, each Party hereby waives the doctrine that an ambiguity should be interpreted against the Party which has drafted the document or the particular portion thereof.

Section 10.16 No Inducement. The Parties hereto waive any right to assert a claim that they were induced to enter into this Agreement by any representation, fact, occurrence, agreement, promise, statement or warranty made by any Party or any Party’s agent which is not expressly set forth in this Agreement.

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[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

DMBGROUP, LLC
a Texas limited liability company

By:
Name:	Billy Whittington
Title:	Manager

BUYER:

LANDSTAR, INC.
a Nevada corporation

By:
Name:
Title:

MEMBERS:

Billy Whittington

Deidre Whittington

Michelle Marost

Asset Purchase Agreement – Page 24

EXHIBIT “A”

PROMISSORY NOTE

EXHIBIT “B”

BILL OF SALE

EXHIBIT “C”

ASSIGNMENT AND ASSUMPTION AGREEMENT

ATTACH DISCLOSURE SCHEDULES